Exhibit 10.49

MOTOROLA MOBILITY HOLDINGS, INC.

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: January 28, 2011

The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola Mobility Holdings, Inc. and each of its Affiliates (the “Company”) as defined in the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”). In its sole discretion, the Committee (as defined in the Plan) may amend or waive the provisions of this Agreement, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

As consideration for the stock option award (the “Award”) granted to me on the date shown above under the terms of the Plan (“the Covered Options”) and pursuant to the terms and conditions of the Employment Agreement (as defined in my Global Award Agreement), and the Company having provided me with Confidential Information (as defined in the Employment Agreement) as Chief Executive Officer of the Company, I agree to the following:

(1) Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement.

(2) I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments Upon Financial Restatement (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of, in whole or in part, intentional fraud or misconduct by me, the Company’s financial results were restated or materially misstated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy shall apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract to the Company.

(3) I agree that by accepting the Covered Options, if I violate the Restrictive Covenants, then, in addition to any other remedies available in law and/or equity in any country, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in my Global Award Agreement for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).

(4) The Restricted Covenants can be waived or modified only upon the prior consent of the Company.

(5) The requirements of this Agreement can be waived or modified only upon the prior written consent of Motorola Mobility Holdings, Inc. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company assigns and successors.

(6) I acknowledge that the harm caused to the Company by the breach or anticipated breach of the Restricted Covenants will be irreparable, and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, my Employment Agreement, and any other agreements between me and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 9 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

(7) No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 9 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

(8) I accept the terms of this Agreement and the above option(s) to purchase shares of the common stock of the Company, subject to the terms of this Agreement, the Plan, and any Award issued pursuant thereto. I am familiar with the Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.

(9) I agree that this Agreement and the Plan, and any Award issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of the State of Delaware U.S.A., without regard to the provisions governing conflict of laws and that any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County.

Sanjay K. Jha
Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY HOLDINGS, INC. c/o EQUITY ADMINISTRATION, 6450 SEQUENCE DRIVE, SAN DIEGO, CA 92121, OR EMAIL AT EQUITYADMIN@MOTOROLA.COM. NO LATER THAN